SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Wells Fargo Funds Trust

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(a)	Title of each class of securities to which transaction applies:
(b)	Aggregate number of securities to which transaction applies:
(c)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(d)	Proposed maximum aggregate value of transaction:
(e)	Total fee paid:
[ ]	Fee paid previously with preliminary material
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(a)	Amount Previously Paid:
(b)	Form, Schedule or Registration Statement No.:
(c)	Filing Party:
(d)	Date Filed:

[WFA Logo]

Dear Valued Shareholder,

Your opportunity to vote on an important change to the Wells Fargo Advantage Wisconsin Tax-Free Fund is just weeks away. It is critical that we hear from you, which is why we’re asking you to exercise your right as a shareholder by voting your proxy. If you have responded already, thank you for your time.

The proxy package you recently received invites you to vote on a proposal to consider changing the classification of the fund from a "diversified" fund to a "non-diversified" fund as such terms are defined in the Investment Company Act of 1940.

THE FUND’S RECORDS INDICATE THAT YOU HAVE NOT YET VOTED.  IT IS IMPORTANT THAT YOU DO VOTE.  PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE SO THAT YOUR SHARES MAY BE REPRESENTED FOR THE PURPOSES OF QUORUM FOR THE SHAREHOLDER MEETING SCHEDULED ON AUGUST 6, 2015.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL.

Once you’ve made a decision, the voting process takes only a few moments. Please review the instructions on the enclosed proxy card.

There are four easy ways to vote:

By phone: Call one of our proxy specialists toll-free at 1-866-406-2287, Monday through Friday, from 9 a.m. to 10 p.m. Eastern Time. You will need the control number which can be found on your proxy card.

Online: Log on to the website provided on your proxy card. You will need the control number found on the proxy card to log in.

By mail: Sign, date, and mail your proxy card in the postage-paid envelope provided in your proxy package.

At the shareholder meeting: You may attend the shareholder meeting and vote in person. Details are in your proxy package.

Your prompt response is greatly appreciated.

Sincerely,

Karla M. Rabusch

President

Wells Fargo Funds Management, LLC

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the funds. The funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA, an affiliate of Wells Fargo & Company. 235057 06-15

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE